Exhibit (e)(4)

Matthew M. Bennett

Executive Vice President,

General Counsel and Business Development

April 19, 2007

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Attn: JV Wulf

Re:	Confidentiality Agreement (this “Agreement”)

Ladies and Gentlemen:

In connection with your consideration of a possible acquisition (the “Transaction”) of VIASYS Healthcare Inc. (the “Company”), you have requested the right to review certain non-public information regarding the Company. In consideration of, and as a condition to, furnishing you with such information and any other information (whether in oral or written form, electronically stored or otherwise) delivered to you by us or any of our affiliates, directors, officers, employees, advisors, agents, representatives or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such persons for either you or the Company being herein referred to collectively as “Representatives”) in connection with your consideration of a Transaction (such information being herein referred to as “Evaluation Material”), the Company hereby requests your agreement as follows:

1.	You and your Representatives (i) will use the Evaluation Material solely for the purpose of evaluating and, if applicable, negotiating a possible Transaction with the Company involving you or your affiliates (the “Permitted Purpose”) and (ii) will keep the Evaluation Material strictly confidential and will not (except as requested pursuant to, or required by applicable law, regulation or legal process, including without limitation the rules and regulations of the New York Stock Exchange (the “NYSE Rules”), and only after compliance with paragraph 3 below), without the Company’s prior written consent, disclose any information in the Evaluation Material, except that the Evaluation Material (or portions thereof) may be disclosed to those of your Representatives who need to know such information for the Permitted Purpose (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall be instructed to comply with the terms of this Agreement). You agree to be responsible for any breach of this Agreement by your Representatives.

2.

The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives in violation of this Agreement) or (ii) was or becomes available to you on a non-confidential basis from a person who, to your knowledge after reasonable inquiry, is not otherwise bound by a confidentiality agreement with the Company or its Representatives or otherwise prohibited from transmitting the information to you or (iii) was or is developed or discovered by you or your Representatives without reference to the Evaluation Material. Evaluation Material includes both information previously provided to you and information provided to you in the future. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

3.	In the event that you receive a request or are required to disclose all or any part of the information contained in the Evaluation Material pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process or pursuant to the NYSE Rules, you agree (to the extent permitted by law and the NYSE Rules) to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request or requirement, (ii) consult with the Company on the advisability of taking legally available steps (at the Company’s expense with respect to out-of-pocket costs) to resist or narrow such request or requirement, and (iii) if disclosure of such information is required, disclose any such information which you are advised by legal counsel is legally required (or required under the NYSE Rules) to be disclosed and you will exercise your reasonable best efforts (at the Company’s expense with respect to out-of-pocket costs) to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

4.	Unless otherwise required by law or the NYSE Rules in the opinion of your counsel, neither you nor your Representatives will, without the Company’s prior written consent, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction between the Company and you, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof and the fact that the Evaluation Material has been made available to you. The Company will not, without your prior written consent, disclose to any person (other than its Representatives) the fact that the Evaluation Material has been made available to you, that you are considering the Transaction involving the Company, or that discussions or negotiations are taking or have taken place with you concerning the Transaction or involving you or any term, condition or other fact relating to the Transaction from which a person could be reasonably expected to identify you.

5.

Until the earlier of the consummation by you of a Transaction and 18 months from the date of this Agreement, you agree, and you agree to cause your affiliates (used herein with the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”)), not to, directly or indirectly, solicit for purposes of employment, offer to hire, entice away, or offer to enter into any employment, consulting (or similar) contract with any employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in reasonable detail in connection with the Permitted Purpose, or otherwise solicit, induce or otherwise encourage any such person to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise) with the Company without the Company’s prior written consent, provided, however, that the foregoing provision will not prevent you from (i) employing or engaging any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you or (ii) engaging in general solicitations not specifically targeted at such persons or employing or engaging any such person who contacts you in response to such general solicitation or (iii) employing or engaging any such person who no longer works for the Company at the time you first commence employment discussions with such person.

6.	Unless otherwise instructed by the Company or its Representatives or agreed to by the Company in writing (for purposes of clarity, including electronic mail), all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Matthew M. Bennett, Executive Vice President, General Counsel and Business.

7.

For a period of one year from the date of this Agreement, you and your Representatives, on your or your affiliates’ behalf, shall not, directly or indirectly, and you shall cause any person or entity controlled by you not to, without the prior written consent of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its affiliates (other than property to be transferred in the ordinary course of your and the Company’s businesses), (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture (other than in the ordinary course of your and the Company’s businesses) or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Company (or Company Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which would require the Company or any of its affiliates to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, the Transaction, or (z) communicate with the Company’s shareholders regarding the subject matter of this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained in this paragraph shall prohibit internal actions among you and your Representatives. Further notwithstanding the foregoing, the limitations and prohibitions on you set forth in this paragraph shall no longer apply from the earliest of (1) the date the Company enters into an agreement with a third party other than you which provides for an acquisition of, or business combination with, the Company where either the Company would not be the surviving entity as a public company or where such third party (or such third party’s stockholders) would be acquiring at least fifty percent or more of the common equity of the Company (or the entity resulting from the transaction) or the assets of the Company, or (2) after the date of this Agreement, the date a third party commences or publicly announces its intent to commence a tender offer to acquire, or acquires, “beneficial ownership” (as such term is defined under the Exchange Act) of fifty percent or more of the common equity of the Company or the Board of Directors of the Company (or any committee thereof) recommends publicly that its stockholders tender to a third party proposing to acquire beneficial ownership of fifty percent or more of the common equity of the Company. In addition, nothing in this paragraph shall limit your ability to make oral or written proposals to the Board of Directors or Chief Executive Officer of the Company regarding any potential transaction involving you and the Company so long as such proposals do not give rise to any reasonable concern that public disclosure of such proposal or proposals is or will be required by applicable law or the NYSE Rules.

8.	Each party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has material, non-public information of an issuer concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.

This Agreement does not constitute or create any obligation of the Company to provide any Evaluation Material or other information to you, but merely defines the duties and obligations of the parties hereto and their respective Representatives with respect to the matters addressed herein to the extent Evaluation Material may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Evaluation Material, which in its sole and absolute discretion it determines not to disclose. You understand and acknowledge that neither the Company nor any of our Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by the Company or any of our Representatives. Neither the Company nor any of our Representatives, nor any of our respective officers, directors, employees, agents or controlling persons (within the meaning of the Exchange Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material except as and to the extent set forth in a definitive agreement, if any, between the Company and you with respect to any Transaction that has been executed and delivered.

10.	You and the Company agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of (i) this Agreement or (ii) any written or oral expression with respect to such a Transaction by you or the Company or your respective directors, officers, employees, agents, advisors or Representatives.

11.	You agree that the Company has not granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by the Company or any of our Representatives.

12.	If you determine that you do not wish to proceed with the Transaction, you will promptly advise the Company in writing of that decision. In that case, or in the event that, (i) a Transaction is not consummated by you or (ii) at any time the Company requests, you will promptly, at your option, (a) deliver to us all of the Evaluation Material, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives (such delivery to be certified by you) or (b) destroy all Evaluation Material in your possession or in the possession of any of your Representatives (such destruction to be certified by you).

13.	You and the Company acknowledge that remedies at law may be inadequate to protect the other party against any actual or threatened breach of this letter agreement by you or by your Representatives, on the one hand, and by us or our Representatives, on the other, and, without prejudice to any other rights and remedies otherwise available, you and we agree to the granting of specific performance and injunctive or other equitable relief in the other party’s favor without proof of actual damages and we each further agree to waive, and to use all reasonable efforts to cause our respective Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

14.

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). You and the Company irrevocably (i) submit to the jurisdiction of any court of the State of New York or the United State District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each a “Proceeding”), (ii) agree that all claims in respect of any Proceeding may be heard and determined in any such court, and (iii) waive, to the fullest extent permitted by law, any immunity a party may have acquired, or hereafter may acquire, from jurisdiction of any such court or from any legal process therein, and (iv) agree not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum.

15.	The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and their successors and assigns and Representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

16.	If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provision hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

17.	This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Company and you expressly so modifying or waiving such Agreement.

18.	For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

19.	Except as may otherwise be provided herein, the restrictions and covenants set forth herein shall terminate and be of no further force or effect upon the expiration of a period of two years from the date hereof.

[SIGNATURE PAGE FOLLOWS]

This Agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

Very truly yours,

VIASYS HEALTHCARE INC.

By:	/s/ RANDY H. THURMAN

Name:	Randy H. Thurman
Title:	Chief Executive Officer

Confirmed and Agreed to as of the date first written above:

CARDINAL HEALTH, INC.

By:	/s/ JV WULF

Name:	JV Wulf
Title:	SVP-Corporate Development